As filed with the Securities and Exchange Commission on May 19, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2960116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Main Street, Suite 800

Cambridge, Massachusetts 02142

(617) 500-7867

(Address of principal executive offices)

(Telephone number)

2010 Stock Option and Incentive Plan

(Full name of plan)

Mary T. Szela

Chief Executive Officer

Aegerion Pharmaceuticals, Inc.

One Main Street, Suite 800

Cambridge, Massachusetts 02142

(617) 500-7867

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Benjamin Harshbarger Acting General Counsel Aegerion Pharmaceuticals, Inc. One Main Street, Suite 800 Cambridge, Massachusetts 02142 (617) 500-7867	Paul M. Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share, under the 2010 Stock Option and Incentive Plan	1,178,564 Shares	$1.83	(2)	$2,156,772.12	$217.19

(1)                  This Registration Statement also covers an indeterminate number of additional shares that may be issued upon any stock split, stock dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)                  This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low sales prices of our shares of common stock, par value $0.001 per share (the “Common Stock”), on May 13, 2016, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

On each January 1, the number of shares of Common Stock reserved and available for issuance under the 2010 Stock Option and Incentive Plan (the “2010 Plan”) is subject to an annual increase of 4.0% of the number of shares of Common Stock outstanding on the preceding December 31 (the “Evergreen Provision”). On January 1, 2016, the number of shares of Common Stock reserved and available for issuance under the 2010 Plan increased by 1,178,564 shares as a result of the Evergreen Provision and such additional shares are the shares covered by this Registration Statement. The additional shares are of the same class as other securities relating to the 2010 Plan registered under our registration statement on Form S-8 filed on December 22, 2010 (SEC File No. 333-171341) (the “Prior Registration Statement”).  Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference, into this Registration Statement the entire contents of the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 19, 2016.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Mary T. Szela
Mary T. Szela
Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of Aegerion Pharmaceuticals, Inc., hereby severally constitute and appoint Mary T. Szela, Gregory D. Perry and Benjamin Harshbarger, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Dates

/s/ Mary T. Szela	Chief Executive Officer (Principal Executive	May 19, 2016
Mary T. Szela	Officer) and Director

/s/ Gregory D. Perry	Chief Financial and Administrative Officer	May 19, 2016
Gregory D. Perry	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandford D. Smith	Chairman of the Board of Directors	May 19, 2016
Sandford D. Smith

/s/ Sol J. Barer	Director	May 19, 2016
Sol J. Barer

/s/ Antonio M. Gotto Jr.	Director	May 19, 2016
Antonio M. Gotto Jr.

/s/ Jorge Plutzky	Director	May 19, 2016
Jorge Plutzky

/s/ David I. Scheer	Director	May 19, 2016
David I. Scheer

/s/ Donald K. Stern	Director	May 19, 2016
Donald K. Stern

/s/ Paul G. Thomas	Director	May 19, 2016
Paul G. Thomas

/s/ Anne M. VanLent	Director	May 19, 2016
Anne M. VanLent

Exhibit Index

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation (by reference to Exhibit 3.2 to the Company’s Amendment No. 2 to Registration Statement on Form S-1, filed October 7, 2010)

4.2	Amended and Restated By-Laws (by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed August 9, 2013)

4.3	Specimen certificate evidencing shares of common stock (by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1, filed October 7, 2010)

4.4	2010 Stock Option and Incentive Plan (by reference to Exhibit 10.2 to the Company’s to the Company’s Amendment No. 2 to Registration Statement on Form S-1, filed October 7, 2010)

4.5

Indenture dated as of August 15, 2014, between Aegerion Pharmaceuticals, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 2.00% Convertible Senior Notes Due 2019 (by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 15, 2014)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Powers of Attorney (see signature page)